Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Reports Second Quarter Profit and Exits TARP

Momentum continues with loan growth, new products and improved efficiency.
New shareholders and private placement fuel TARP exit.

NARBERTH, PA - - (Marketwired – July 22, 2014) - Royal Bancshares of Pennsylvania, Inc. “Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), is pleased to report net income of $1.4 million, or earnings of $0.04 per diluted common share, for the second quarter of 2014 compared to a net loss of $803,000, or a loss of $0.10 per diluted common share, for the second quarter of 2013.  For the first six months of 2014, the Company earned net income of $2.9 million, or earnings of $0.10 per diluted common share, compared to a net loss of $685,000, or a loss of $0.13 per diluted common share, for the first six months of 2013.

Second quarter financial highlights include:

•	Improvement in net income of $2.2 million from the comparable 2013 period.
•	Net interest margin grew 12% from the comparable period in 2013.
•	Return on average assets and return on average equity were 0.75% and 10.34%, respectively.
•	Increase in net interest income of 13% from the comparable 2013 period.
•	Non-interest expense reduction of 34% from the equivalent period in 2013.
•	Loan growth was 6% from March 31, 2014.

Financial highlights for the first six months of 2014 include:

•	Improvement in net income of $3.6 million from the comparable 2013 period.
•	Net interest margin grew 15% from the comparable period in 2013.
•	Return on average assets and return on average equity were 0.79% and 11.13%, respectively.
•	Increase in net interest income of 14% from the comparable 2013 period.
•	Non-interest expense reduction of 24% from the equivalent period in 2013.
•	Loan growth was 3% from December 31, 2013.

Financial results reflect continued momentum in core business

The Company’s Chief Executive Officer Kevin Tylus noted, “The announcement today of our second quarter results further validates our efforts in repositioning and rebranding the Company and Royal Bank. Commercial and consumer loan growth, stronger credit quality of the new loans and our expense monitoring efforts have combined to improve core earnings. The redesigned cash management suite is attaining and retaining commercial relationships. We are excitedly anticipating the debut of our new tech-based Northern Liberties branch, which will feature an in-lobby state of the art assisted service teller machine. Our redesigned products and contemporary technology are the future platform for enhanced banking convenience for commercial, consumer and retail customers.  Also we are extremely pleased with the outcome of our TARP auction which replaced $11.6 million of preferred equity with common tangible equity that was primarily acquired by new shareholders as part of the recent private placement.”

The $2.2 million quarterly improvement was mainly related to the following items:

•	Net interest income grew $641,000, or 13%.
•	Professional and legal fees dropped $419,000, or 52%.
•	Credit related expenses decreased $153,000, or 21%.
•	Salaries and benefits declined $241,000, or 9%.
•	The 2013 quarter included a legal settlement expense related to a tax lien subsidiary, of which the Company’s share was $990,000.

The $3.6 million improvement for the first six months of 2014 from the same period in 2013 was mainly related to the following items:

•	Net interest income grew $1.4 million, or 14%.
•	Professional and legal fees dropped $476,000, or 32%.
•	Salaries and benefits declined $650,000, or 12%.
•	Credit related expenses decreased $433,000, or 33%.
•	Credit for loan and lease losses improved $300,000 due to the continued positive progress in loan credit quality.
•	As mentioned previously, 2013 included a legal settlement expense related to a tax lien subsidiary, of which the Company’s share was $990,000.

Partially offsetting these noteworthy items for the quarter and six months ended June 30, 2014 were increases of $75,000 and $135,000, respectively, in occupancy and equipment expenses and increases of $57,000 and $128,000 in marketing and advertising expenses. The Company's leasing subsidiary positively contributed to the quarterly and year-to-date financial results.

Loans and leases held for investment at June 30, 2014 totaled $377.8 million compared to $366.5 million at December 31, 2013. The modest net loan growth of $11.3 million was directly impacted by an approximate $12.0 million decline in classified loans due to payoffs and pay downs coupled with payoffs of out of market loans. The commercial loan pipeline continues to strengthen. Investment securities available for sale decreased $27.6 million while total cash and cash equivalents grew $11.3 million from the levels at December 31, 2013. While deposits declined $2.1 million from $529.0 million at December 31, 2013, the new retail strategy launch improved the deposit composition.  Total checking, money market and savings accounts improved $11.7 million while certificates of deposit declined $13.8 million.  Total borrowings decreased $10.2 million since December 31, 2013.

Net Interest Margin

For the second quarter of 2014, the net interest margin of 3.25% grew 35 basis points from the equivalent quarter in 2013 and 13 basis points from the quarter ended December 31, 2013. For the six months ended June 30, 2014 the net interest margin was 3.24% compared to 2.82% for the same period in 2013.  Net interest income increased $641,000 and $1.4 million for the three and six months ended June 30, 2014, respectively, from their comparable periods in 2013. The quarterly and yearly increase in net interest income was primarily attributed to an increase in the interest income earned on investments coupled with a reduction in interest expense. Quarter over quarter average interest-bearing deposits declined $4.7 million, of which $5.6 million was in higher-cost time deposits, while demand deposits rose $5.8 million. For the quarter ended June 30, 2014, average interest-earning assets increased $5.3 million from the quarter ended June 30, 2013 and included a 24 basis point enhancement in the average yield on such assets. Average loans and investments grew $6.9 million and $4.9 million, respectively. Average cash declined $6.5 million as it was deployed into loans and investments. For the second quarter of 2014, the average rate paid on interest-bearing liabilities was 1.09% compared to 1.20% for the 2013 comparable quarter.

For the six months ended June 30, 2014 average interest-earning assets declined $4.8 million from the same period in 2013; however, the average yield on such assets grew 28 basis points.  Year over year average loans increased $10.1 million while average cash and investments declined $7.8 million and $7.1 million primarily to fund the growth in loans.  Despite the decline in average investments, the average yield on such investments grew 87 basis points.

Asset quality continues improvement

Nonperforming loans were $9.1 million, $10.2 million and $17.8 million at June 30, 2014, December 31, 2013 and June 30, 2013, respectively, and the ratio of nonperforming loans to total loans was 2.4%, 2.8%, and 4.8% for the same periods.  Improved asset quality led to a reduction in credit quality expenses of $153,000 in the second quarter of 2014 when compared to the second quarter of 2013 and a reduction of $433,000 for the first six months of 2014 from the comparable period in 2013.  Additionally for the first half of 2014, the credit for loan and lease losses increased $300,000 from the first half of 2013. During the first six months of 2014, classified and impaired loans declined nearly $20 million due to pay downs, payoffs and upgrades. Non-performing assets were $18.9 million, $19.8 million and $27.6 million at June 30, 2014, December 31, 2013, and June 30, 2013, respectively.

Private placement and shareholder rights offering

On June 20, 2014, the United States Department of Treasury (“Treasury”) announced that it had priced auctions of preferred stock of six institutions, including all of the 30,407 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), issued by the Company to the Treasury in 2009. The Series A Preferred Stock was priced in the auction at $1,207.11 per share for all 30,407 shares of Series A Preferred Stock outstanding. As previously disclosed, the Company was a bidder in the auction and was allocated 11,551 shares of Series A Preferred Stock for repurchase at the clearing price of $1,207.11. Closing for the sale of the Series A Preferred Stock by Treasury, including the repurchase of 11,551 shares of Series A Preferred Stock by the Company, occurred on July 2, 2014.  To fund the purchase of the Series A Preferred Stock, the Company sold 11,267,037 shares of its Class A common stock in a private placement transaction at a price of $1.20 per share. As a result of the successful participation in the auction, the Company is currently conducting a shareholder rights offering to shareholders of record as of April 7, 2014.  The private placement received shareholder approval in 2013 and both the private placement and shareholder rights offering bring new shareholders and additional capital to the Company.

As described in the prospectus relating to the shareholder rights offering, the Company has elected to extend the expiration date of the rights offering to 5:00 p.m. Eastern Time on August 8, 2014. Shareholders of the Company who hold their shares through a broker, dealer, bank or other nominee should contact their nominee as soon as possible if they wish to participate in the rights offering and have not been contacted by their broker, dealer, bank or other nominee in connection with the rights offering.

Introduction of Royal Bank America’s new logo

The Company has made significant progress in rebranding Royal Bank, revitalizing its retail footprint, and growing customer relationships.  Additionally, with the celebration of Royal Bank America’s 50th anniversary, management realized that Royal Bank’s logo needed to be modernized to reflect this evolution. The crown contained in the new logo represents the bank, itself, and its four stakeholders: our customers, our shareholders, the communities we serve, and our employees.  With the unveiling of the new logo, Royal Bank also revealed an updated website, www.royalbankamerica.com.  The new site features a sleek, more modern design with a focus on usability and mobility.  Responsive design elements address the consumer’s desire for “any time/anywhere/any device” access and new features added in this and recent releases add functionality usually found only at much larger institutions, including a secure online home equity loan application and direct customer service connections.

Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2013.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three months		Six months
	ended Jun. 30th		ended Jun. 30th
(in thousands, except per share data)	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$7,209	$6,743	$14,360	$13,495
Interest expense	1,622	1,797	3,247	3,777
Net Interest Income	5,587	4,946	11,113	9,718
Credit for loan and lease losses	(75)	(163)	(714)	(414)
Net interest income after provision	5,662	5,109	11,827	10,132
Non-interest income	816	961	1,588	2,369
Non-interest expense	5,031	7,567	10,353	13,707
Income (loss) before taxes	1,447	(1,497)	3,062	(1,206)
Income taxes	-	-	-	-
Net Income (Loss)	1,447	(1,497)	3,062	(1,206)
Less net income (loss) attributable to noncontrolling interest	69	(694)	186	(521)
Net Income (Loss) Attributable to Royal Bancshares	$1,378	$(803)	$2,876	$(685)
Less Preferred stock Series A accumulated dividend and accretion	$829	$518	$1,493	$1,033
Net income (loss) to common shareholders	$549	$(1,321)	$1,383	$(1,718)
Income (Loss) Per Common Share – Basic and Diluted	$0.04	$(0.10)	$0.10	$(0.13)

SELECTED RATIOS:

	Three months		Six months
	ended Jun. 30th		ended Jun. 30th
	2014	2013	2014	2013
Return on Average Assets	0.75%	-0.44%	0.79%	-0.18%
Return on Average Equity	10.34%	-6.13%	11.13%	-2.60%
Average Equity to Assets	7.22%	7.11%	7.07%	7.11%
Book Value Per Share	$1.84	$1.48	$1.84	$1.48

	At Jun. 30,	At Dec. 31,
Capital ratios (US GAAP):	2014	2013
Royal Bank Tier I Leverage	10.0%	9.8%
Royal Bank Total Risk Basked Capital	16.9%	16.6%
Company Tier I Leverage	10.2%	9.9%
Company Total Risk Basked Capital	18.4%	18.2%

CONDENSED BALANCE SHEET

(in thousands)	At Jun. 30, 2014	At Dec. 31, 2013
	(unaudited)
Cash and cash equivalents	$28,132	$16,844
Investment securities	283,358	310,977
Federal Home Loan Bank stock	3,878	4,204
Loans and leases held for sale	1,396	1,446
Loans and leases
Commercial real estate	167,846	160,030
Construction and land development	41,180	45,261
Commercial and industrial	71,759	79,589
Residential real estate	40,223	25,535
Leases	45,925	42,524
Tax certificates	9,631	12,716
Other	1,227	826
Loans and leases	377,791	366,481
Allowance for loan and lease losses	(11,569)	(13,671)
Loans and leases (net)	366,222	352,810
Premises and equipment (net)	4,752	4,475
Other real estate owned (net)	9,811	9,617
Accrued interest receivable	6,195	7,054
Other assets	23,468	24,827
Total Assets	$727,212	$732,254

Deposits	$526,917	$528,964
Borrowings	97,654	107,881
Other liabilities	21,555	21,830
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders’ equity	54,991	47,534
Noncontrolling interest	321	271
Total Equity	55,312	47,805
Total Liabilities and Equity	$727,212	$732,254

NET INTEREST INCOME AND MARGIN

	For the three months ended			For the three months ended
	June 30, 2014			June 30, 2013
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$8,284	$5	0.24%	$14,774	$8	0.22%
Investment securities	312,118	1,954	2.51%	307,216	1,291	1.69%
Loans	370,116	5,250	5.69%	363,183	5,444	6.01%
Total interest-earning assets	690,518	7,209	4.19%	685,173	6,743	3.95%
Non-earning assets	49,365			55,017
Total average assets	$739,883			$740,190
Interest-bearing deposits
NOW and money markets	$211,381	$166	0.31%	$210,778	$153	0.29%
Savings	18,520	7	0.15%	18,189	10	0.22%
Time deposits	229,906	726	1.27%	235,508	842	1.43%
Total interest-bearing deposits	459,807	899	0.78%	464,475	1,005	0.87%
Borrowings	137,441	723	2.11%	133,952	792	2.37%
Total interest-bearing liabilities	597,248	1,622	1.09%	598,427	1,797	1.20%
Non-interest bearing deposits	64,702			58,865
Other liabilities	24,517			30,310
Shareholders' equity	53,416			52,588
Total average liabilities and equity	$739,883			$740,190
Net interest margin		$5,587	3.25%		$4,946	2.90%

	For the six months ended			For the six months ended
	June 30, 2014			June 30, 2013
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$7,344	$10	0.27%	$15,139	$15	0.20%
Investment securities	315,128	3,876	2.48%	322,229	2,575	1.61%
Loans	368,152	10,474	5.74%	358,058	10,905	6.14%
Total interest-earning assets	690,624	14,360	4.19%	695,426	13,495	3.91%
Non-earning assets	46,014			53,128
Total average assets	$736,638			$748,554
Interest-bearing deposits
NOW and money markets	$210,810	$333	0.32%	$215,768	$315	0.29%
Savings	18,199	16	0.18%	17,887	19	0.21%
Time deposits	233,233	1,463	1.26%	240,361	1,744	1.46%
Total interest-bearing deposits	462,242	1,812	0.79%	474,016	2,078	0.88%
Borrowings	133,863	1,435	2.16%	134,008	1,699	2.56%
Total interest-bearing liabilities	596,105	3,247	1.10%	608,024	3,777	1.25%
Non-interest bearing deposits	64,310			58,620
Other liabilities	24,137			28,704
Shareholders' equity	52,086			53,206
Total average liabilities and equity	$736,638			$748,554
Net interest margin		$11,113	3.24%		$9,718	2.82%